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                                                                 Exhibit (i)(25)



                        ADMINISTRATIVE SERVICES AGREEMENT

         This ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") made as of June 5, 2007, is by and between Lincoln Investment Advisors Corporation, a Tennessee corporation ("Adviser") and New York Life Insurance and Annuity Association, a life insurance company organized under the laws of Delaware ("Company").

                                    RECITALS

         WHEREAS, Lincoln Variable Insurance Products Trust (the "Trust") is registered under the Investment Company Act of 1940 (the "Investment Company Act") as an open-end management investment company;

         WHEREAS, the Trust is composed of separate series, some or all of which are listed on the attached Schedule One (each, a "Fund") as it may be amended from time to time;

         WHEREAS, the parties have entered into a Fund Participation Agreement (the "Participation Agreement," as the same may be amended from time to time), dated June 5, 2007, by and among Company, Adviser, the Trust, on its behalf and on behalf of the Funds and Lincoln Financial Distributors, Inc.;

         WHEREAS, pursuant to the Participation Agreement, Company, on behalf of certain of its separate accounts identified therein ("Separate Account(s)"), shall purchase shares ("Shares") of certain Funds to serve as an investment vehicle for the Separate Accounts to fund certain variable life and annuity contracts identified on Schedule Two hereto (as the same may be amended from time to time) (the "Contracts"), which Funds may be one of several investment options available under the Contracts;

         WHEREAS, Adviser provides or procures, among other things, investment advisory and/or administrative services to the Funds;

         WHEREAS, Adviser desires Company to provide the administrative services specified in the attached Exhibit A ("Administrative Services"), in connection with customers purchasing Shares indirectly through their purchases of Contracts issued by one or more Separate Accounts of the Company (the "Shareholders"); and Company is willing and able to provide such Administrative Services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, each party hereto severally agrees as follows:

         1. Company agrees to perform some or all of the Administrative Services specified in Exhibit A hereto for the benefit of the Shareholders.

         2. Company agrees to maintain separate records for each Shareholder, which records shall reflect Shares purchased and redeemed for the benefit of the Shareholder and Share

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                  balances held for the benefit of the Shareholder.


         3. Company may contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of Company required by this Agreement, or the Participation Agreement.

         4. In consideration of the performance of the Administrative Services by Company with respect to the Contracts, beginning on the date hereof, Adviser agrees to pay Company an annual fee which shall equal ___% (the "Asset Fee") of the average daily value of each Fund's assets attributable to the Contracts held by the Shareholders. The foregoing fee will be paid by Adviser to Company quarterly within thirty (30) days after the end of the calendar quarter. For purposes of determining the payment, the total of the average daily net assets in the applicable Funds shall be multiplied by the Asset Fee multiplied by the actual number of calendar days in the period divided by the number of calendar days in the year.

                  Notwithstanding anything in this Agreement or the Participation Agreement appearing to the contrary, the payments by Adviser to Company relate solely to the performance by Company of the Administrative Services described herein only, and do not constitute payment in any manner for services provided by Company to any separate account organized by Company, or for any investment advisory services, or for costs associated with the distribution of any variable life or annuity contracts.

         5. This Agreement may be terminated without penalty at any time by Company or by Adviser as to one or more of the Funds collectively, upon sixty (60) days written notice to the other party. Adviser may terminate this Agreement, with thirty (30) days written notice, in the event Company does not, or is unable to, meet its obligations under paragraph 1 hereof.

         6. It is understood and agreed that in performing the services under this Agreement, the Company, acting in its capacity described herein, shall at no time be acting as an agent for the Adviser, the Trust or any of the Funds.

         7. This Agreement may only be amended pursuant to a written instrument signed by both parties hereto. This Agreement may not be assigned by a party hereto without the prior written consent of the other party.

         8. This Agreement shall be governed by the laws of the State of Indiana, without giving effect to the principles of conflicts of law of such jurisdiction.

         9. This Agreement, including Exhibit A and Schedules One and Two, constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreements and documents with respect to such matters. Schedules One and Two may be amended from time to time, as appropriate, to accurately reflect any changes in the Funds available as investment vehicles under the Participation Agreement.


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IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


LINCOLN INVESTMENT ADVISORS CORPORATION

/s/ William P. Flory, Jr.
-------------------------------------
By: William P. Flory, Jr.
Title: Second Vice President and Ass't. Treasurer

NEW YORK LIFE INSURANCE AND ANNUITY ASSOCIATION
-------------------------------------------------

/s/ Robert J. Hebron
----------------------
By: Robert J. Hebron
Title: Senior Vice President

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                                  SCHEDULE ONE


INVESTMENT COMPANY NAME:                FUND NAME(s):
------------------------                -------------
Lincoln Variable Insurance              LVIP Baron Growth Opportunities Fund,
Products Trust                          Service Class


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                                  SCHEDULE TWO

                               LIST OF CONTRACTS


SEPARATE ACCOUNT:                                         VARIABLE CONTRACT:

NYLIAC Corporate Sponsored Variable                       CorpExec Series Variable Universal Life
Universal Life Separate Account - I

NYLIAC Private Placement Variable Universal               CorpExec Private Placement Variable
Life Separate Account - I                                 Universal Life

NYLIAC Private Placement Variable Universal               CorpExec Private Placement Variable
Life Separate Account - II                                Universal Life


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                                    EXHIBIT A

Pursuant to the Agreement by and among the parties hereto, Company shall perform some or all of the following Administrative Services:


         1. Establish and maintain a teleservicing support system whereby the Company shall respond to inquiries, as permitted by applicable law and to the extent appropriate, from Shareholders regarding Fund prospectuses, reports, notices, proxies and proxy statements concerning the Funds.

         2. Establish and maintain an internet website whereby Shareholders and their financial intermediaries may access performance information regarding the Funds and any other Fund information as Company determines appropriate, and Shareholders may execute transfers of their interests into or out of the Funds.

         3. Provide and administer various features of the Contracts for the benefit of Shareholders which relate to the Funds, which may include transfers among the Funds, to the extent the Company deems appropriate, dollar cost averaging, asset allocation, portfolio rebalancing, and pre-authorized deposits and withdrawals.

         4. Provide Shareholders with a service that directly or indirectly invests the assets of their accounts in a Fund's Shares pursuant to specific or pre-authorized instructions.

         5. Provide information periodically to Shareholders showing premiums or cash values allocated to sub-accounts invested in the Fund's Shares.

         6. Respond to inquiries from Shareholders relating to the services performed by the Company under this Agreement.

         7. If required by law, forward communications from the Trust in accordance with the Participation Agreement (such as proxies, shareholder reports, annual and semi-annual financial statements, and dividend, distribution, and tax notices) to Shareholders.

         8. Provide such other similar services as may be mutually agreed upon between the parties hereto to the extent the Company is permitted to do so under applicable statutes, rules, or regulations.